Exhibit 99.1


                             PFS Bancorp, Inc.

                      Second and Bridgeway Streets
                         Aurora, Indiana 47001

                             January 28, 2005

FOR IMMEDIATE RELEASE:

CONTACT:
  Stuart M. Suggs, Corp. Treasurer, COO & CFO
  PFS Bancorp, Inc.
  (812) 926-0631


PFS Bancorp, Inc. Reports Net Earnings For the Year and the Quarter Ended December 31, 2004.


Aurora, Indiana - PFS Bancorp, Inc. (Nasdaq National Market:
PBNC), parent company of Peoples Federal Savings Bank, reported net earnings for the year ended December 31, 2004 of $897,000, or diluted earnings per share of $.64, an increase of $70,000, or 8.5%, as compared to the $827,000, or diluted earnings per share of $.60, of net earnings recorded for the year ended December 31, 2003. Net earnings for the three months ended December 31, 2004 amounted to $229,000, or $.17 per diluted share, an increase of 11.7% over the $205,000, or $.15 per diluted share, recorded in the 2003 quarter.

The increase in net earnings for the year resulted primarily from a $148,000, or 3.9%, increase in net interest income and a $105,000, or 26.4%, increase in other income, which were partially offset by a $44,000, or 84.6%, increase in the provision for losses on loans, a $102,000, or 3.7%, increase in general, administrative and other expense and a $37,000, or 6.6%, increase in income taxes.

The increase in net interest income year to year was primarily attributable to a $218,000, or 11.3%, decrease in total interest expense, which was offset by a $70,000, or 1.2%, decrease in total interest income, both trends generally reflecting the low interest rate environment encountered throughout much of 2004. The increase in other income year to year resulted primarily from a $66,000, or 24.6%, increase in service charges and a $21,000, or 42.0%, increase in ATM fee income.

The increase in net earnings for the quarter ended December 31, 2004 was due primarily to a $12,000, or 1.3%, increase in net interest income, a $17,000, or 15.2%, increase in other income and a $27,000, or 3.7%, decrease in general, administrative and other expense, which were partially offset by a $20,000 increase in the provision for losses on loans income and a $12,000, or 9.4%, increase in income taxes.

At December 31, 2004, PFS Bancorp, Inc. reported total assets of $129.8 million, an increase of $11.5 million, or 9.7%, compared to total assets at December 31, 2003. The increase in assets was comprised primarily of a $14.4 million, or 14.3%, increase in loans receivable which was principally funded by additional advances from the Federal Home Loan Bank, which increased by $15.5 million.

During the quarter ended December 31, 2004, a special $5.00 per share dividend was paid to shareholders, financed primarily through the redemption of $3.0 million of maturing securities and borrowings of $3.5 million. For the year 2004, PFS Bancorp, Inc. paid $5.225 per share in dividends all of which are currently viewed as non-taxable to our shareholders.

PFS Bancorp, Inc. is a unitary thrift holding company which conducts business from its main office and two branch offices in southeastern Indiana.


                              PFS Bancorp, Inc.
           CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

                                                 December 31,    December 31,
     ASSETS                                           2004           2003
                                                 (Unaudited)

Cash and cash equivalents                        $    7,484     $    5,187
Investment securities                                 5,157         10,168
Loans receivable                                    114,673        100,293
Other assets                                          2,446          2,625
                                                    -------        -------

     Total assets                                  $129,760       $118,273
                                                    =======        =======

     LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                            $86,939        $88,328
Advances from the FHLB                               17,500          2,000
Note payable                                          3,500            -
Other liabilities                                     1,292          1,023
                                                    -------        -------
     Total liabilities                              109,231         91,351

Shareholders' equity                                 20,529         26,922
                                                    -------        -------

     Total liabilities and shareholders' equity    $129,760       $118,273
                                                    =======        =======

                                  PFS Bancorp, Inc.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                         (In thousands, except share data)


                                              Year ended      Three months ended
                                              December 31,        December 31,
                                             2004     2003       2004     2003
                                              (Unaudited)         (Unaudited)
Total interest income                      $5,677   $5,747     $1,482   $1,349
Total interest expense                      1,704    1,922        524      403
                                            -----    -----      -----    -----
  Net interest income                       3,973    3,825        958      946
Provision for losses on loans                  96       52         24        4
                                            -----    -----      -----    -----
  Net interest income after provision for
   losses on loans                          3,877    3,773        934      942
Other income                                  503      398        129      112
General, administrative and other expense   2,882    2,780        694      721
                                            -----    -----      -----    -----
  Earnings before income taxes              1,498    1,391        369      333
Income taxes                                  601      564        140      128
                                            -----    -----      -----    -----

  NET EARNINGS                               $897     $827       $229     $205
                                              ===      ===        ===      ===
  EARNINGS PER SHARE
   Basic                                     $.65     $.60       $.17     $.15
                                              ===      ===        ===      ===

   Diluted                                   $.64     $.60       $.17     $.15
                                              ===      ===        ===      ===